Exhibit 10.1
Independent Contractor Agreement

This Independent Contractor Agreement (“Agreement”) is made and entered into as of December 5, 2022 by and between Exagen Inc., a Delaware corporation (“Company”), and Debra Zack, MD, Ph.D., an individual (“Contractor”), with respect to the following facts:

A.    Company would like to engage Contractor as an independent contractor to assist with transitional services.
B.    Contractor is willing to provide the services on the terms and conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, Company and Contractor agree as follows:
1. Scope of Services.

1.1Services. Contractor will render consulting services to Company for the term of this Agreement. Contractor's duties shall include, but are not limited to, those duties set forth in Exhibit A hereto and such other duties as Company may from time to time prescribe. Contractor shall report directly to the CEO and shall provide the services in accordance with the instructions of the CEO or his designee.
1.2Meetings and Reports. Contractor will participate in teleconferences and such meetings as Company shall reasonably request from time to time. Contractor shall make oneself reasonably available to address questions of the CEO or designee of the Company with respect to the services.
1.3Non-exclusivity. Contractor's engagement with Company shall be nonexclusive. Contractor may provide services to other entities during the term of this Agreement, including as an owner, partner, manager, employee or consultant; provided, however, that Contractor shall not be permitted to use any of Company's confidential information in connection such other activities without Company's specific prior consent. Contractor will not be required to devote all, or any specific portion, one’s business efforts to the services. Contractor may have full-time or part-time employment with another entity during the term of this Agreement.

2. Fees and Payment.

2.1     Fees. Company shall pay Contractor at an hourly rate of $250.00.
2.2    Expenses. No out-of-pocket expenses will be incurred by the Contractor, without the prior written consent of the Company.
2.3    Terms of Payment. Company shall pay Contractor for all fees for services and mileage any approved expenses via check the following week in which an invoice is delivered. Contractor shall provide biweekly invoices providing reasonable detail of the services rendered during the prior 2 weeks (Saturday through Friday).
2.4    Taxes. Contractor shall be solely responsible for reporting and paying any and all employment related taxes, withholdings or payments, including, but not limited to, federal, state and local income taxes, social security, Medicare, unemployment or disability deductions, and healthcare benefits.
2.5     Stock Awards. There shall be no break in service as a result of Contractor’s conversion from an employee to an independent contractor and consultant for purposes of Contractor’s outstanding stock options and Restricted Stock Units (RSU) granted to Contractor by the Company in connection with her employment with the Company. As further compensation for the services to be rendered pursuant to this Agreement, Contractor’s remaining unvested stock options shall continue to be eligible to vest during the term of her services pursuant to this Agreement in accordance with the terms of such stock options. Contractor’s stock options shall continue to be governed by the terms and conditions of the stock option agreements and the Company’s equity plan pursuant to which such stock options were granted.
2.6    Ongoing Obligations. Nothing in this agreement shall remove or limit any existing obligations to the company imposed by the company’s handbook.
3. Term and Termination.
3.1    Term. This Agreement shall remain in effect until March 31, 2023; provided that the Company may extend the then-current term for an additional three months upon ten days written notice to Contractor prior to the end of the then-current term.
3.2    Termination. Either party may terminate this Agreement, with or without cause, by providing 5 days prior written notice to the other party. Termination can occur before the end of the then current term.
3.3    Termination Assistance. Upon the termination of this Agreement for any reason whatsoever, Contractor agrees to end all further use and utilization of, and to promptly return to Company upon request all confidential information, furnished by Company or created or prepared by Contractor, either alone or jointly with others, pursuant to the provisions or requirements of this Agreement, and any equipment or materials furnished by Company to Contractor. Provided that Company has paid in full for all services previously provided, Contractor shall provide reasonable cooperation in the transition of the services to a new contractor or employee. Any such transition services shall be provided on a time and materials basis at Contractors then standard hourly rate.
4.    Confidentiality.

4.1    Restrictions on Confidential Information. Contractor agrees that all data and information about the Company's business, plans, finances, equipment, intellectual property, processes and methods of operation disclosed to, acquired by or developed by the Contractor during performance of the work hereunder is and shall remain the exclusive property of Company. The Contractor agrees that such data and information shall be used by the Contractor solely for the purpose of performing services for the Company, and not for the benefit of any other person or entity. Contractor shall during the term of the Agreement and for 1 year after the termination of the Agreement maintain as confidential and not disclose to third parties or otherwise use, any such confidential information. All discoveries or inventions made by you during performing the services for the Company hereunder or that arises or results from such services are the sole and exclusive property of the Company.
4.2    Exclusions. The restrictions on confidential information shall not apply with respect to (a) any templates, tools or work product developed by Contractor independently from the services (b) any information and data that is in or has entered the public domain through no fault of the Contractor, (c) any information which was in the Contractor's possession prior to disclosure to the Contractor by the Company and/or the performance of Contractor's services hereunder, or (e) any use of disclosure of the information that Contractor is required to make in order to comply with any laws, legal requirements, applicable stock exchange listing agency requirements or other regulatory agency requirements.

5.Independent Contractors.
The parties are independent contractors with respect to the services contemplated hereunder. Contractor shall not be considered an employee or be entitled to participate in any employee plans, arrangements or distributions by Company or its affiliates, including but not limited to health benefits. Contractor shall not act as an agent of Company and shall not be entitled to enter into any agreements or incur any obligations on behalf of Company without the prior written consent of Company. No form of joint venture, partnership of similar relationship between the parties is intended or hereby created. As an independent contractor, Contractor shall be solely responsible for determining the means and methods for performing the professional and/or technical services described herein, and Contractor shall have complete charge and responsibility for persons employed by Contractor and engaged in the performance of the specified work, if any.
6.Warranties.
Subject to Company’s satisfaction of its obligation to pay Contractor in accordance with Section 2 hereof, Contractor represents, warrants and covenants that:
6.1    Professional Standards. All services rendered by Contractor in connection with this Agreement shall be provided in accordance with the applicable professional standards and practices. The services provided will be performed in a timely and professional manner. Both parties understand and agree that in performing the services, Contractor must rely in part on information supplied by Company and must make certain assumptions. Therefore, due to the possibilities of errors or omissions in the information supplied by company, neither the accuracy nor completeness of the services to be supplied hereunder is guaranteed.
6.2    Due Authority. Contractor has full authority to execute and deliver this Agreement and to perform the services contemplated hereby, and this Agreement shall not violate any other agreement to which Contractor is or becomes a party, nor any law, court order or decree to which Contractor is subject.

7.Limitation of Liability.
In no event shall either of the parties be liable to the other for the payment of any consequential, special, punitive, or exemplary damages (including lost profits or savings) resulting from a default in the performance of their respective obligations under this Agreement. Furthermore, neither party shall be liable to the other under any cause or causes of action related in any way to this Agreement (whether in contract, tort, or any other legal theory) in an aggregate amount greater than the amount paid or payable under Section 2. Section 8 is specifically excluded from this limitation of liability.
8.Indemnity.
Company shall defend, indemnify and hold Contractor harmless from and against any and all claims of third parties and any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) sustained or incurred by Contractor as a result of her work on behalf of Company.
9.Disputes; Arbitration.

9.1    Disputes. In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement, the parties hereto shall use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.
9.2    Arbitration. If the parties do not reach such solution within a period of thirty (30) days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be submitted to final and binding arbitration in accordance with rules set forth by the American Arbitration Association. The arbitrator shall be selected by mutual agreement of the parties; if none, then by striking from a panel of arbitrators from the American Arbitration Association. The arbitration shall be administered in San Diego County, California.
9.3    Governing Law. This Agreement shall be interpreted, construed and governed by the laws of the State of California, without regard to conflict of law principles.
10.Miscellaneous.
10.1    Force Majeure. Neither party shall be liable for any failure or delay in the performance of its obligations due to fire, flood, earthquake, elements of nature or acts of God, acts of war, terrorism, riots, civil disorder, rebellions, or other similar cause beyond the reasonable control of the party affected, provided such default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented, and provided further that the party hindered or delayed immediately notifies the other party describing the circumstances causing delay.
10.2    Entire Understanding; Amendments. This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes all prior or contemporaneous written and oral agreements with respect to its subject matter. This Agreement shall not be modified, amended or in any way altered except in writing and executed by both of the parties.
10.3    No Waiver. No waiver of any provision of this Agreement, or of any rights or obligations of any party hereunder, shall be effective unless in writing and signed by the party waiving compliance. No failure to exercise, and no delay in exercising, on the part of either party, any right, power of privilege hereunder shall operate as a waiver thereof, nor shall any part’s exercise of any right, power or privilege hereunder preclude further exercise of the same right or the exercise of any other right hereunder.
10.4    Assignment. This Agreement shall be binding upon and inure to the benefit of Company and its successors and assigns. The services called for under this Agreement are personal to Contractor, and Contractor may not assign any of its rights or obligations under this Agreement without Company's prior written consent.
10.5    No Third-Party Benefit. The provisions of this Agreement are for the sole benefit of the parties hereto. This Agreement confers no rights, benefits, or claims upon any person or entity not a party hereto.
10.6    Publicity. Except for the inclusion of Company’s name in a list of Contractor’s clients and as may be required by law, neither party shall publicize or disclose the existence of this Agreement, nor any information regarding any other terms and conditions of this Agreement, without prior written approval from the other party.
10.7    Notices. All notices required or permitted hereunder shall be in writing, delivered personally or by telephonic facsimile, certified or registered mail or overnight delivery by an established national delivery service at the respective addresses set forth below (or at such other address as one party notifies the other party in writing). All notices shall be deemed effective upon personal delivery; or on the day following receipt by telephonic facsimile; or when received if sent by certified or registered mail or by overnight delivery.

Company:	Contractor:
Exagen Inc.	Debra Zack, MD, Ph.D.
1261 Liberty Way	756 Marsolan Avenue
Suite C	Solana Beach, CA 92075-1949
Vista, CA 92081

Attn:	Kamal Adawi	Debra Zack, MD, Ph.D.
Chief Financial Officer

10.8    Construction. Headings used in the Agreement are for convenience only and shall not be deemed a part of this Agreement. If any ambiguity or question of intent arises with respect to any provision of this Agreement, the Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of authorship of any of the provisions of this Agreement.
10.9    Enforceability and Severability. If any part of this Agreement shall be adjudged by any arbitrator or court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby and shall be enforced to the maximum extent permitted by applicable law. If any remedy set forth in this Agreement is determined to have failed of its essential purpose, then all other provisions of this Agreement, including the limitations of liability and exclusion of damages shall remain in full force and effect.
10.10 Survival. Sections 2, 4, 7, 8, 9 and 10 shall survive termination of this Agreement.
10.11 Benefits. Consultants are not eligible for employee benefits.
10.12 Disparagement. Contractor agrees not to disparage the Company or to do anything that portrays the Company, its products or personnel in a negative light or that might injure the Company's business or affairs. This would include, but is not limited to, disparaging remarks about the Company as well as its shareholders, officers, directors, employees, agents, advisors, partners, affiliates, consultants, products, formulae, business processes, corporate structure or organization, and marketing methods.
10.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed an original and all of which taken together will constitute one and the same instrument. This Agreement will become binding when all counterparts have been executed and delivered to the parties.

IN WITNESS WHEREOF, the parties hereto have executed this Independent Contractor Agreement as of the date first written above.

Company:
Exagen Inc.
By:	/s/ Kamal Adawi
Name:	Kamal Adawi
Title:	CFO

Independent Contractor:

Debra Zack, MD, Ph.D.

Signature:	/s/ Debra Zack, MD, Ph.D.

EXHIBIT A

Scope of Work

Transitional services pertaining to the Company’s business as reasonably requested by the Company’s Chief Executive Officer from time to time.